AMENDMENT NO. 11 TO AMENDED AND RESTATED SERVICES AGREEMENT

THIS AMENDMENT NO, 11 TO AMENDED AND RESTATED SERVICES AGREEMENT (this “Amendment”), made this 7th day of December, 2017 (the “Amendment Effective Date”), by and between Exchange Traded Concepts, LLC (“Advisor”), a limited liability company organized under the laws of Oklahoma, and SEl Investments Distribution Co., a corporation organized under the laws of the Commonwealth of Pennsylvania (“SIDCO”).

WHEREAS.

A.	The Advisor and SIDCO entered into an Amended and Restated Services Agreement dated as of November 10, 2011 (the “Agreement”), pursuant to which, among other things. SIDCO agreed to provide certain trade processing services for the Advisor with respect to the Exchange Traded Concepts Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware and comprised of a number of series of securities, each series representing a portfolio of securities (each a “Fund” and collectively the “Funds”), and
B.	The parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE. in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.
2.	Exhibit A (List of Funds). Exhibit A (List of Funds of the Agreement) is hereby deleted in its entirety and replaced as set forth in Exhibit A attached hereto and made a part herewith.
3.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.
4.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator, the Funds, the Managed Account, the Investment Manager and each of their respective permitted successors and assigns.
5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

EXCHANGE TRADED CONCEPTS, LLC		SEI INVESTMENTS DISTRIBUTION CO

By:	/s/ J. Garrett Stevens	By:	/s/ Maxine J. Chou

Name:	J. Garrett Stevens	Name:	Maxine J. Chou

Title:	President	Title:	CFO & COO

EXHIBIT A

LIST OF FUNDS

YieldShares High Income ETF (formerly known as Sustainable North American Oil Sands ETF) WeatherStorm Forensic Accounting Long-Short ETF (formerly known as Forensic Accounting ETF)

ROBO GlobalTM Robotics and Automation Index ETF (formerly known as ROBO-STOXTM Global Robotics and Automation Index ETF)

Hull Tactical U.S.ETF

EMQQ The Emerging Markets Internet & Ecommerce ETF

REX Gold Hedged S&P 500 ETF

REX VoIMAXX Long VIX Weekly Futures Strategy ETF

REX VoIMAXX Short VIX Weekly Futures Strategy ETF (formerly known as REX VoIMAXX Inverse VIX Weekly Futures Strategy ETF)

ETF Industry Exposure and Financial Services ETF

Bernstein U.S. Research Fund

Bernstein Global Research Fund

Innovation Shares NextGen Protocol ETF

Innovation Shares NextGen Vehicles & Technology ETF